                                                                    Exhibit 10.5

The omitted portions indicated by brackets have been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406, promulgated under the Securities Act of 1933, as amended.



                       FUMED METAL OXIDE SUPPLY AGREEMENT


       This FUMED METAL OXIDE SUPPLY AGREEMENT (this "Agreement"), executed this 20th day of January, 2000, is between Cabot Corporation ("Cabot"), a Delaware corporation, and Cabot Microelectronics Corporation ("CMC"), a Delaware corporation. Notwithstanding the execution date hereof, this Agreement shall become effective upon the date of the initial public offering by CMC of shares of CMC common stock.

       WHEREAS, Cabot and certain of its subsidiaries and CMC will be parties to a Master Separation Agreement, (the "Master Separation Agreement"), which will provide, in part, for the separation from Cabot, of the business, assets and liabilities of the Microelectronics Materials Division of Cabot (the "MMD Business") and the transfer of the MMD Business to CMC;

       WHEREAS, in the past, the Microelectronics Materials Division of Cabot has purchased various fumed metal oxide products from Cabot;

       WHEREAS, CMC desires to have Cabot provide to CMC certain fumed metal oxide products after the separation of the MMD Business; and

       WHEREAS, Cabot desires to provide such fumed metal oxides to CMC after the separation of the MMD Business;

       NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

SECTION 1.        TERM

       This Agreement shall commence on the date of the initial public offering by CMC of shares of CMC common stock, and shall continue until June 30, 2005 (the "Initial Term"). Unless either party shall give a notice of nonrenewal prior to December 31, 2003, this Agreement shall continue after the Initial Term until terminated by either party by a written notice of termination, which shall terminate this Agreement effective on the first June 30 or December 31 more than 18 months after the date such notice is delivered. The Initial Term, together with any continuations, are referred to herein as the "Term". Each year of the Term beginning on the effective date or an anniversary thereof is referred to herein as a "Term Year", including the stub period, if any, between the last anniversary of the effective date and the end of the Term.

SECTION 2.        PRODUCTS

      2.1   Purchase and Sale.

      (a) Subject to the terms and conditions of this Agreement, during the Term, Cabot shall provide to CMC, and CMC shall purchase from Cabot, the Products (as defined below) in such quantities as specified by CMC, subject to Sections 2.3 through 2.5 below. "Products" means:

      (i) the fumed silica of the types set forth on Schedule A hereto (the "Fumed Silica"), which shall conform to the specifications, formulae and processes set forth on Schedule A hereto; and

      (ii) the fumed alumina of the types set forth on Schedule B hereto (the "Fumed Alumina" and together with the Fumed Silica, the "Fumed Metal Oxides"), which shall conform to the specifications, formulae and processes set forth on Schedule B hereto.

      (b) Any amendment to Schedule A or Schedule B shall require the consent of both CMC and Cabot. Unless otherwise agreed to by Cabot, any increase in costs incurred by Cabot in manufacturing Products to comply with changes requested by CMC to the specifications as set forth on Schedule A or Schedule B shall be paid by CMC.

      2.2 Forecasts.

      CMC shall provide Cabot with forecasts (the "Forecasts") of the quantities of Fumed Metal Oxides that CMC expects to purchase from Cabot (the "Forecasted Quantities"). The Forecasts shall identify by grade, the Forecasted Quantities and the Cabot facility or facilities that will produce and deliver to CMC such Forecasted Quantities (including the volume to be made at each plant). CMC shall provide the following Forecasts to Cabot:

     (a) not more than sixty (60) but not less than thirty (30) days prior to each January 1, April 1, July 1 and October 1 during the Term, a Forecast indicating the Forecasted Quantity for each month of the calendar quarter commencing on such January 1, April 1, July 1 and October 1 (the "Quarterly Forecast"); provided, however, that in such Quarterly Forecast, the Forecasted Quantity for any month may not exceed the Forecasted Quantity for the previous month by more than 20%;

     (b) not more than sixty (60) but not less than thirty (30) days prior to each July 1 and January 1 during the Term, a semi-annual Forecast indicating the Forecasted Quantity for the six (6) month period commencing on such July 1 and January 1 (the "Six Month Forecast");

        (c) not more than sixty (60) but not less than thirty (30) days prior to each July 1, a one (1) year Forecast indicating the Forecasted Quantity for the calendar year commencing on the following July 1 (the "Annual Forecast"); and

        (d) on or around each July 1, an eighteen (18) month Forecast indicating the Forecasted Quantity for the eighteen month period commencing on the following July 1 (the "18 Month Forecast"); provided, however, that CMC shall provide Cabot with a revised eighteen (18) Month Forecast for the remainder of the eighteen (18) month period covered by the last 18 Month Forecast as soon reasonably practicable after CMC becomes aware of any material changes to such 18 Month Forecast.

        For the purposes of this Agreement, Forecasts delivered by CMC to Cabot after the execution hereof shall, upon the effectiveness of this Agreement, be deemed to have been delivered hereunder.

        With respect to planned shutdowns of Cabot's manufacturing facilities, the parties shall work together and cooperate with each other regarding necessary adjustments to forecasts and delivery schedules hereunder.

      2.3   Cabot's Maximum Supply Obligations.

      (a) The obligation of Cabot to supply Products to CMC under this Agreement shall be subject to each of the following maximum monthly volume limitations:

     (i) the maximum monthly volume of Fumed Silica from Cabot's Tuscola, Illinois facility (the "Tuscola Plant") shall be [ ] pounds per month;

     (ii)the maximum monthly volume of Fumed Alumina from Cabot's Tuscola, Illinois pilot facility (the "Tuscola Pilot Plant") shall be [ ] pounds per month; and

     (iii) the maximum monthly volume of Fumed Silica from Cabot's Barry, Wales facility (the "Barry Plant") shall be [ ] pounds per month.

     In clarification of the above, any volumes of Fumed Silica and/or Fumed Alumina supplied by Cabot under the Dispersions Services Agreement, of even date herewith, shall not be considered in calculating the maximum volumes of Fumed Silica and/or Fumed Alumina Cabot is obligated to supply hereunder.

      (b) In addition to the volume limitations set forth in 2.3(a) above, in the event that CMC orders volumes of fumed silica from Cabot in excess of Forecasted Quantities, Cabot shall not be obligated to supply to CMC such Products in excess of the following volumes:

      (i) for any calendar quarter and any plant, [ ]% of the volumes of Fumed Silica for such plant set forth in CMC's Quarterly Forecast;

      (ii) for any calendar half year (beginning on or after July 1, 2000) and for any plant, [ ]% of the volumes of Fumed Silica for such plant set forth in CMC's Sixth Month Forecast; and

      (iii) for any year beginning July 1 and for any plant, [ ]% of the volumes of Fumed Silica for such plant set forth in CMC's Annual Forecast.

      (c) The maximum supply obligations set forth in Sections 2.3 (a) and (b) are referred to herein as the "Maximum Volumes". If CMC shall request volumes of Fumed Silica or Fumed Alumina in excess of the Maximum Volumes described above, Cabot shall use commercially reasonable efforts to supply such volumes ("Excess Volumes"); provided that Cabot shall not be obligated to breach its contractual obligations with other customers or to take any actions which it deems detrimental to its business, in order to supply CMC with Excess Volumes.

      2.4 Minimum Volumes. CMC shall be obligated to purchase from Cabot during each six month period covered by a Six Month Forecast a "Minimum Volume," meaning at least 90% of the aggregate volumes of Fumed Silica forecasted to be purchased by CMC as set forth in each Six Month Forecast. Cabot and CMC recognize that damages for CMC's failure to purchase Minimum Volumes would be difficult to ascertain and prove. Cabot and CMC agree that if, during any six month period CMC fails to purchase from Cabot the Minimum Volume of Fumed Silica for such six month period, CMC shall pay to Cabot liquidated damages in an amount equal to the product obtained by multiplying (i) the difference (in pounds) between (x) the applicable Minimum Volume and (y) the amount of Fumed Silica actually purchased by CMC during the relevant six month period times (ii) $[ ]. Cabot and CMC agree that such liquidated damages are the sole and exclusive remedy for CMC's failure to purchase Minimum Volumes. Cabot and CMC further agree that such liquidated damages represent a reasonable estimate of Cabot's damages and do not constitute a penalty.

      2.5 Exclusivity; Exception Thereto.

       (a) CMC shall purchase from Cabot all of the Fumed Metal Oxides necessary to produce the products produced by CMC on the effective date of this Agreement. With respect to products developed and produced by CMC after the effective date of this Agreement, CMC shall not be obligated to purchase from Cabot any of the Fumed Metal Oxides necessary to produce such products.

       (b) During the Term of this Agreement, Cabot shall not knowingly, without CMC's prior written consent, directly or indirectly, sell any Fumed Metal Oxides to any person or entity other than CMC for use in the production of any goods or products that compete with any CMP (chemical mechanical polishing) consumable goods and products produced by CMC.

       (c) In the event CMC requests a change to a Product specification, which change is necessary in order to achieve a material performance difference in CMC's end product, and Cabot is not able or is unwilling to modify such Product, CMC shall have the right to obtain such modified product from any third party, subject to any intellectual property rights Cabot may have.

       (d) Notwithstanding Section 2.5(a) above, in the event that Cabot fails to supply CMC with its requirements for Products for any reason, CMC shall have the right to obtain such Products from any third party, subject to any intellectual property rights Cabot may have.

SECTION 3.        PRICING

      3.1 Prices. Cabot shall sell the Products to CMC in accordance with the following prices (the "Prices"):

      (a)   Fumed Silica Price.

            The price for Fumed Silica shall be equal to the Base Price (as defined below) plus the Feedstock Adjustment (as defined below). The price of Fumed Silica to be purchased shall be determined by the date the order therefor is placed with Cabot, with respect to all volumes specified therein to be delivered within 90 days after the date such order is placed, and by the date specified for delivery, with respect to all volumes specified for delivery thereafter.

            The "Base Price" shall be $[ ] per pound during the first Term Year. The Base Price shall increase by $[ ] per pound for each subsequent Term Year, to be effective commencing on the first day of each subsequent Term Year.

      The "Feedstock Adjustment" shall be calculated and applied every six (6) months and is obtained by (i) calculating the difference between the New Feedstock Cost per pound of fumed silica manufactured (as defined below) and the Starting Feedstock Cost per pound of fumed silica manufactured (as defined below) and (ii) dividing this difference by a yield factor of [ ], provided that if the New Feedstock Cost is less than the Starting Feedstock Cost, the Feedstock Adjustment shall be zero. The Feedstock Adjustment shall be calculated and provided to CMC prior to each July1 and January 1 with respect to the following six (6) month period and shall be based on CMC's Six Month Forecast for such period as well as the historical feedstock cost information for the most recent six month period ended May 31 (in the case of the July 1 adjustment) and

November 30 (in the case of the January 1 adjustment).


            The "New Feedstock Cost" shall be derived from the following formula:

            New Feedstock Cost = [     ]

                  Where:

                  A = pounds of fumed silica forecasted to be purchased by CMC in the upcoming Six Month Forecast from the Tuscola plant.
                  B = pounds of fumed silica forecasted to be purchased by CMC in the upcoming Six Month Forecast from the Barry plant.
                  C = Total "Delivered Cost" of all [ ] (other than [ ] used in [ ] manufacturing) consumed in the manufacture of fumed silica at the Tuscola plant during the applicable six (6) month period divided by the total number of pounds of fumed silica produced at the Tuscola plant (other than [ ] which was toll manufactured), including off-quality material. As used herein, the "Delivered Cost" of [ ] means the purchase price paid by Cabot for such [ ], including transportation costs and applicable sales and use taxes as well as price adjustments related solely to the [ ], and excluding [ ] adjustments or credits and handling costs, labor and depreciation.
                  D = Total "Delivered Cost" of all [ ] (other than [ ] used in [ ] manufacturing) consumed in the manufacture of fumed silica at the Barry plant during the applicable six (6) month period divided by the total number of pounds of fumed silica produced at the Barry plant (other than [ ] which was toll manufactured), including off-quality material.

            The "Starting Feedstock Cost" shall equal the total "Delivered Cost" of all [ ] (other than [ ] used in [ ] manufacturing) consumed at the Tuscola and Barry plant during the six (6) month period ended November 30, 1999 divided by the total number of pounds of fumed silica produced at the Tuscola and Barry plant (other than [ ] which was toll manufactured), including off-quality material, during such period.

            CMC shall have the right to have a recognized accounting firm audit the books and records of Cabot necessary to verify the Feedstock Adjustment provided above. Such accounting firm shall be obligated to keep any information obtained during the audit of Cabot's books and records confidential and may confirm to CMC only whether, and to what extent, Cabot's calculations of the Feedstock Adjustment deviate from the calculation of such accounting firm.

      (b) Excess Volumes of Fumed Silica. The price for Excess Volumes of Fumed Silica shall be as follows:

            (1) Subject to Section 2.3(c) above, if Cabot has the production capacity to produce the Excess Volumes of Fumed Silica at the times and in the volumes requested by CMC without interfering with its supply of products for other customers, Cabot shall produce such Excess Volumes and sell them to CMC at the prices set forth in Section 3.1(a) hereof.

            (2) Subject to Section 2.3(c) above, if Cabot would be required to displace volumes intended for other customers, otherwise interfere with its supply of products to other customers or obtain Products from other sources in order to meet a request of CMC in respect of Excess Volumes of Fumed Silica, the price for such Excess Volumes shall be determined by Cabot, provided that such price shall not exceed [ ].

      (c)   Fumed Alumina Price.

      Until Cabot shall begin commercial scale production of fumed alumina, the price for fumed alumina shall be equal to $[ ] per pound. For purposes of this agreement, "commercial scale production of fumed alumina" shall mean Cabot having a fumed alumina production unit capable of producing fumed alumina at a production rate greater than [ ] pounds per year. Upon commencement by Cabot of such commercial scale production of fumed alumina, Cabot and CMC shall renegotiate the price per pound of Fumed Alumina.

      (d) In addition to the above described purchase prices for the fumed metal oxides, MMD shall reimburse Cabot for all reasonable costs incurred by Cabot in conducting analytical services requested by CMC for [ ].

      3.2 Cost Savings. Cabot and CMC acknowledge that it is their intention to decrease the costs associated with manufacturing the Products, and to share any cost savings resulting from joint efforts equally between them (other than cost savings with respect to packaging, which the parties agree shall not be passed on to CMC). Cabot and CMC agree to discuss, from time to time, ways to jointly decrease such costs.

SECTION 4.        ORDERS, SHIPPING, DELIVERY AND PAYMENT

      (a) Orders for Products shall be issued by CMC from time to time. Each order shall specify the date(s) the products are to be delivered, which date(s) shall be not less than ten (10) business days prior to the date the order is received by Cabot. For purposes of applying 2.3 and 2.4 only, each volume of Product shall be deemed to be in the month specified for its shipment in CMC's order; and if no date is specified, then in the month following the month in which the order therefor is issued by CMC.

      (b) All sales of Products under this agreement are made F.O.B. Cabot's point of shipment. CMC shall be responsible for all transportation costs and title and risk of loss shall pass to CMC upon delivery to carrier.

      (c) All Products shall be prepared by Cabot for delivery to CMC, as the case may be, including the necessary dunnage, to prevent damage during the normal course of transportation.

      (d) Cabot shall invoice CMC for the Products delivered to CMC during each month by the fifteenth (15th) calendar day of the following month. Cabot shall deliver such invoices to CMC by regular U.S. mail, or other methods such as express U.S. mail, overnight courier or other means, if mutually acceptable.

      (e) CMC shall pay each such invoice within fifteen (15) calendar days of receipt thereof. Such payment shall be made by check or wire transfer in readily available same day or next day funds denominated in United States dollars. If payment is to be made by wire transfer, CMC shall request and Cabot shall provide to CMC, wire transfer instructions.

SECTION 5.        WARRANTIES

      5.1 Warranty as to Products. Cabot represents and warrants to CMC that, when shipped to CMC, the Products will conform in all respects to the specifications then in effect and as then set forth in the materials specified on Schedule A and Schedule B hereto. CABOT MAKES NO OTHER REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER WITH RESPECT TO THE PRODUCTS, WHETHER USED ALONE OR IN COMBINATION WITH OTHER SUBSTANCES, EVEN IF THE PURPOSES OR USES OF SUCH PRODUCTS ARE KNOWN BY CABOT.

      5.2 Remedies. If any Products do not conform in all respects to the specifications then in effect and as then set forth on Schedule A and Schedule B hereto, Cabot agrees to replace such Products with Products that conform to such specifications. Subject to the following sentence, CMC shall not be obligated to accept or pay for Products that do not conform to the specifications then in effect for such Products. If any such non-conformity is the result of materials, process specifications or formulae provided by CMC to Cabot, CMC shall pay Cabot for the Products and such volumes shall be included in determining the volumes of Products delivered by Cabot to CMC hereunder. IN NO EVENT SHALL CABOT BE RESPONSIBLE OR LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING AS A RESULT OF ANY BREACH OF WARRANTY IN RESPECT OF ANY PRODUCTS UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 6.        CONSENTS; NOTICES

      Unless otherwise set forth herein, whenever any notice, consent or approval is to be given in this Agreement, it must be in writing and delivered in accordance with the provisions of this Section 6. Any such writing will be duly given upon delivery, if delivered by hand, facsimile transmission or mail, to the following addresses:

      If to Cabot:            Cabot Corporation
                              Business and Technical Center
                              Billerica, MA 01821
                              Attn: Fumed Metal Oxide Product Line Manager
                              Telecopier:

                        With a copy to:

                              Cabot Corporation
                              75 State Street
                              Boston, MA 02109
                              Attn: Law Department
                              Telecopier: 617-342-6039



      If to CMC:              Cabot Microelectronics Corporation
                              870 North Commons Drive
                              Aurora, IL 60504
                              Attn:  Vice President of Operations
                              Telecopier:  630-375-5596

or to such other address as may be designated in writing by any of the parties from time to time in accordance herewith.

SECTION 7.        GENERAL

      7.1 Severability. If any provision of this Agreement shall be found to be invalid or unenforceable, then such provision or provisions shall not invalidate or in any way affect the enforceability of the remainder of this Agreement and such provision or provisions shall be curtailed and limited to the extent necessary to bring the Agreement within any legal requirement and the parties shall negotiate in good faith with respect to an equitable modification of the provision or application thereof held to be invalid.

      7.2 Modification; Waivers. Except as expressly provided herein, this Agreement may be modified or amended only with the written consent of each party hereto. Neither party hereto shall be released from its obligations hereunder without the written consent of the other party. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but any such waiver shall be effective only if in a writing signed by the party against which such waiver is to be asserted. Except as otherwise specifically provided herein, no delay on the part of either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

      7.3 Succession. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and other legal representatives and, to the extent that any assignment hereof is permitted hereunder, their assignees.

      7.4 Counterparts. This Agreement may be executed in counterparts.

      7.5 Further Assurances. Each party agrees to provide any additional documents and take any such further action as may be reasonably requested by the other party in order to carry out the purpose and intent of this Agreement.

      7.6 Entire Agreement. This Agreement contains the full and complete undertaking and agreement between the parties hereto with respect to the sale of fumed silica and fumed alumina by Cabot to CMC, and supersedes all other agreements between Cabot and CMC, whether written or oral, except any confidentiality agreements between the parties, which shall, to the extent such agreements do not contradict the terms of this Agreement, continue in effect.

      7.7 Headings. The headings of the sections and other subdivisions of this Agreement are for convenient reference only. They shall not be used in any way to govern, limit, modify, construe this Agreement or any part or provision thereof nor otherwise be given any legal effect.

      7.8 Assignees and Third Parties. This Agreement may not be assigned by either party without the prior written consent of the other party and any attempted assignment without such consent shall be null and void; provided, however, that Cabot may assign this Agreement to a subsidiary or affiliated company. In addition, Cabot may make arrangements for the production and sale of Products required hereunder to be manufactured and sold by a subsidiary or an affiliate, including but not limited to Cabot Carbon Ltd. Such arrangements may take the form of an assignment of certain rights and obligations hereunder or a subcontract of certain obligations hereunder. Similarly, CMC may make arrangements for the purchase of Products hereunder to be made by a subsidiary, including but not limited to Cabot Microelectronics International Corporation. Such arrangements may take the form of an assignment of certain rights and obligations hereunder. However, all sales of Products pursuant to any such arrangement shall be governed by the terms of this Agreement.

      7.9 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of Delaware, without giving effect to principles of conflicts or choice of laws of Delaware or of any other jurisdiction.

      7.10 Force Majeure. Each of the parties hereto shall be excused from delays in performing or from failure to perform hereunder to the extent that such delays or failures result from causes beyond the reasonable control of such party, including, but not limited to, forces of nature, acts of God, strikes, lockouts, wars, blockades, insurrections, riots, epidemics, restraints or requirements of any government or government agency, civil disturbances, explosions, breakage or accident to machinery or lines of pipe, unavailability of raw material or supplies, strandings, perils of the sea, the binding order of any court or governmental authority which has been resisted in good faith by all reasonable means, and other cause, whether of the kind enumerated or otherwise, not reasonably within the control of the party claiming suspension. Failure to prevent or settle any strike shall not be considered to be a matter within the control of the party claiming suspension. However, in order to be excused from delay or failure to perform, such party must act diligently to remedy the cause of such delay or failure.

      7.11 Confidentiality. Each of Cabot and CMC agree to keep confidential and not disclose, and shall cause their respective subsidiaries and affiliates to keep confidential and not disclose, to any party or use for any purpose (other than the performance of this Agreement), any proprietary or other confidential information of the other party which is received pursuant to this Agreement ("Confidential Information"). Confidential Information shall be subject to the restrictions of this paragraph only if it is marked as confidential or proprietary or, if not disclosed in tangible form, the disclosing party notifies the recipient of its confidential or proprietary nature prior to its disclosure. For purposes of this Agreement, Confidential Information of a party does not include, and a party and a party's subsidiaries and affiliates will have no obligations under this provision with respect to, any information of the other party or any subsidiary or affiliate of the other party (the other party and subsidiaries and affiliates of the other party being referred to as the "receiving party") which:

      (i) is already known to the receiving party from a source other than the disclosing party as evidenced by competent proof thereof; or

      (ii) is or becomes publicly known through no wrongful act of the receiving party (in which event the receiving party's obligations under this Agreement in respect thereto shall terminate on the date such information enters the public domain); or

      (iii) is rightfully received by the receiving party from a third party without violation of any obligations of confidentiality owed by the third party to the disclosing party; or

      (iv) is disclosed by the disclosing party to a third party without restrictions on the third party's right to use or disclose such information; or

      (v) is independently developed by employees or consultants of the receiving party without use of or reference to the disclosing party's Confidential Information; or

      (vi) is approved for release by written authorization of the disclosing party

      7.12 Independent Contractors. CMC and Cabot are each independent contractors. Nothing herein contained shall be construed to place CMC and Cabot in the relationship of principal and agent, master and servant, partners, or joint venturers, and, except as otherwise set forth in this Agreement, neither party shall have, expressly or by implication, the power to represent itself as having any authority to make contracts in the name of or binding upon the other, or to obligate or bind the other in any manner whatsoever.

      7.13 Resale Prohibition. The parties intend and agree that the fumed silica and fumed alumina being sold hereunder to CMC is being sold solely for the use by CMC and its subsidiaries in manufacturing their products. Accordingly, CMC and its subsidiaries are prohibited from reselling any fumed silica or fumed alumina purchased hereunder. However, in the event CMC determines, in good faith, that the fumed metal oxides supplied hereunder, which otherwise meet the specification set forth in Scheduled A or B, but which are not fit for CMC's use in the manufacture of CMP slurries, CMC shall have the right to resell such fumed metal oxides, provided, CMC first offers Cabot the option to purchase such fumed metal oxides back from CMC at a price which is the lower of (i) the price paid by CMC to Cabot for such material, or (ii) the price at which CMC will resell such material.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a sealed instrument and have delivered this Agreement as of the day and year first above written.

                                     CABOT CORPORATION


                                     By:    /s/  Samuel W. Bodman
                                        --------------------------------------
                                        Name:  Samuel W. Bodman
                                        Title: Chief Executive Officer



                                     CABOT MICROLELECTRONICS CORPORATION


                                     By:     /s/ Matthew Neville
                                        --------------------------------------
                                        Name:  Matthew Neville
                                        Title: President and
                                               Chief Executive Officer

                                   Schedule A

                           Fumed Silica Specifications








Product                       Specification

[     ]                             [     ]

[     ]                             [     ]

[     ]                             [     ]

                                   Schedule B

                          Fumed Alumina Specifications








Product                       Specification

[     ]                             [     ]